Exhibit 11



                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS














































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                                   EXHIBIT 11

                          STATEMENT RE: COMPUTATION OF
                               PER SHARE EARNINGS


                                Three Months Ended                Six Months Ended
                                    APRIL 30,                         APRIL 30,
                       ------------------------------------------------------------------------
                              1996            1995                1996               1995

                                 FULLY             FULLY               FULLY             FULLY
                       PRIMARY  DILUTED  PRIMARY  DILUTED    PRIMARY  DILUTED  PRIMARY  DILUTED
                       -------  -------  -------  -------    -------  -------  -------  -------

(in thousands, except
 per share amount)
Net income (loss)..... $ 1,031  $ 1,031   $(239)  $(239)     $ 1,603  $ 1,603   $ (712)    $ (712)

Weighted average
 shares outstanding...   5,426    5,426   5,417    5,417       5,426    5,426    5,416      5,416

Assumed issuances under
 stock options plans (1)    98      117     -        -           129      129      -           -
                        ------   ------  ------   ------      ------   ------   ------     ------

                         5,524    5,543   5,417    5,417       5,555    5,555    5,416      5,416
                        ======   ======  ======   ======      ======   ======   ======     ======

Earnings (loss) per
 common share.........  $  .19   $  .19  $ (.04)  $ (.04)     $  .29   $  .29   $ (.13)    $ (.13)
                        ======   ======  ======   ======      ======   ======   ======     ======

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(1) NO ASSUMMED  ISSUANCES  UNDER STOCK  OPTION  PLANS WERE MADE IN 1995 BECAUSE
    SUCH ISSUANCES WOULD HAVE BEEN ANTI-DULUTIVE.